Exhibit 10.6

KANSAS CITY SOUTHERN

2008 STOCK OPTION

AND PERFORMANCE AWARD PLAN

PERFORMANCE AWARD AGREEMENT

By this Agreement, Kansas City Southern, a Delaware corporation (the “Company”), awards to you, David L. Starling, an employee of the Company or an Affiliate, as Grantee, that number of performance shares (“Performance Shares”) of the Company’s Common Stock, $.01 par value, set forth below, subject to the terms and conditions set forth below and in the attached Exhibit A hereto and in the Kansas City Southern 2008 Stock Option and Performance Award Plan (including Committee rules, regulations, policies and procedures established thereunder), as may from time to time be amended (the “Plan”), all of which are an integral part of this Agreement.

Grant Date:	February 18, 2015

Performance Shares:	30,000 total shares (consisting of three equal tranches of 10,000 shares each)

Vesting Dates:

Tranche #1: December 31, 2015 (subject to attainment of the Performance Goal below)

Tranche #2: May 1, 2016 (subject to attainment of the Performance Goals below)

Tranche #3: December 31, 2016 (subject to attainment of the Performance Goal below)

Performance Goals:

Tranche #1 and #2: Operating Ratio for FY 2015 equals or exceeds the threshold Operating Ratio performance level under the FY 2015-17 Long Term Incentive Program.

Tranche #3: Operating Ratio for FY 2016 equals or exceeds the threshold Operating Ratio performance level under the FY 2015-17 Long Term Incentive Program.

Operating Ratio is defined in the FY 2015-17 Long Term Incentive Program.

The Award evidenced by this Agreement shall not be effective until you have indicated your acceptance of this Agreement by signing one copy of this Agreement in the space provided below and returning it to the Corporate Secretary’s Office, in the envelope provided, promptly after your receipt of this Agreement from the Company. You should retain one copy of this Agreement for your records.

Kansas City Southern

By:	/s/ Adam Godderz
Adam Godderz
Corporate Secretary

ACCEPTED AND AGREED:

/s/ David L. Starling
David L. Starling
Dated: February 18, 2015

EXHIBIT A

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PERFORMANCE SHARES AWARD AGREEMENT

1. Plan Governs. The Award and this Agreement are subject to the terms and conditions of the Plan. The Plan is incorporated in this Agreement by this reference. All capitalized terms used in this Agreement have the meaning set forth in the Plan unless otherwise defined in this Agreement. By executing this Agreement, you acknowledge receipt of a copy of the Plan and the prospectus covering the Plan and you acknowledge that the Award is subject to all the terms and provisions of the Plan. You further agree to accept as binding, conclusive and final all decisions and interpretations by the Plan Committee with respect to any questions arising under the Plan.

2. Payment. The Performance Shares are awarded to you without requirement of payment by you.

3. Transfer Restrictions. The Performance Shares are rights that may not be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by you, and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable; provided that the designation of a beneficiary pursuant to Article 14 of the Plan shall not constitute an assignment, alienation, pledge, attachment, sale, transfer or encumbrance.

4. Vesting. You will become vested in the Shares on the applicable Vesting Date; provided (i) you do not have a Termination of Affiliation prior to such Vesting Date and (ii) the applicable Performance Goal is satisfied. If you have a Termination of Affiliation prior to an applicable Vesting Date, then you will have no right to earn or receive payment of any Shares under this Agreement except as provided in paragraph 5 below.

5. Termination of Affiliation Due to Change in Control, Death or Disability. Notwithstanding paragraph 4 to the contrary, if you have a Termination of Affiliation prior to an applicable Vesting Date due to a Change in Control or due to your death or Disability, then upon such Termination of Affiliation, you will be deemed to have earned all of the Performance Shares subject to this Agreement.

6. Payment of Shares. The Shares earned by you under this Agreement, and not forfeited under this Agreement, will be delivered to you, or your beneficiary if you are deceased, as soon as practicable following each applicable Vesting Date, but no sooner than the date the Committee certifies that the Performance Goal has been met (or not met) and no later than two and one-half months following the end of the tax year in which the applicable Vesting Date occurs. Notwithstanding the preceding sentence, in the event of vesting prior to an applicable Vesting Date under the conditions of paragraph 5, then the Shares earned by you will be delivered to you or your beneficiary as soon as administratively practicable after your Termination of Affiliation. Delivery of Shares may be effected on an uncertificated basis, to the extent not prohibited by applicable law or the rules of the New York Stock Exchange. To the extent the Shares are delivered in uncertificated form, your Shares shall be deposited directly with Charles Schwab Trust Company, or such other agent designated by the Company, and the Company may utilize electronic or automated methods to transfer the Shares.

7. Rights as Stockholder. Prior to the time you receive a payment of Shares under this Agreement, you will have no rights of a stockholder of the Company with respect to your Performance Shares or any Shares which may be or have been earned by you. Accordingly, with respect to the

Performance Shares or any unearned or earned but unpaid Shares, in addition to the restrictions under paragraph 3 of this Agreement, you will not have the right to vote, you will not receive or be entitled to receive cash or non-cash dividends, and you will not have any other beneficial rights as a shareholder of the Company.

8. Tax Withholding. As of any date that a required tax withholding liability (“Required Withholding”) occurs, you must remit all amounts necessary to satisfy the Required Withholding. The Company will not deliver Shares to you or release the restrictions on Shares under this Agreement unless you remit (or in appropriate cases agree to remit) or otherwise provide for the Required Withholding as allowed under the Plan, as amended.

9. No Right to Employment. Nothing in this Agreement shall interfere with or limit in any way the right of the Company or an Affiliate to terminate your employment or service at any time, nor confer upon you the right to continue in the employ of the Company or an Affiliate.

10. Notices. Any notice to be given under the terms of this Agreement to the Company shall be addressed to the Company in care of its Corporate Secretary. Any notice to be given to you shall be addressed to you at the address listed in the Company’s records. By written notice referencing this paragraph of this Agreement, either party may designate a different address for notices. Any notice under this Agreement to the Company shall become effective upon receipt by the Company. Any notice under this Agreement to you will be deemed to have been delivered to you when delivered in person or when deposited in the United States mail, addressed to you at your address on the shareholder records of the Company, or such other address as you have designated under this paragraph.

11. Amendment. The Company reserves the right to amend the Plan at any time. The Committee reserves the right to amend this Agreement at any time.

12. Severability. If any part of this Agreement is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity shall not serve to invalidate any part of this Agreement not declared to be unlawful or invalid. Any part so declared unlawful or invalid shall, if possible, be construed in a manner which gives effect to the terms of such part to the fullest extent possible while remaining lawful and valid.

13. Applicable Law. This Agreement shall be governed by the laws of the State of Delaware other than its laws respecting choice of law.

14. Headings. Headings are provided herein for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.

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